EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

Reports EPS of $0.45 for Third Quarter 2007

Provides November Sales Update and Fourth Quarter EPS Guidance

Declares Quarterly Dividend

PITTSBURGH, PA - November 27, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the 13 weeks ended November 3, 2007 increased 2% to $0.45 per diluted share from $0.44 per diluted share for the 13 week period ended October 28, 2006.

"In the third quarter we delivered a strong operating margin of 20.3% even though sales were below our original plan. These results reflected the benefits from operational improvements, expense management and technologies that have become inherent in our business over the past several years. We are committed to driving future growth by building a portfolio of brands, while at the same time delivering a strong return on investment and profit improvements," said Jim O'Donnell, Chief Executive Officer.

November Sales Update and Fourth Quarter Guidance

The company's November month-to-date comp store sales are slightly positive. Management was pleased with the Thanksgiving weekend driven by positive traffic trends. At this time, the company is establishing fourth quarter earnings guidance of $0.67 to $0.70 per share, compared to $0.66 per share last year.

Third Quarter Results

Total sales for the 13 weeks ended November 3, 2007 increased 7% to $744.4 million compared to $696.3 million for the 13 week period ended October 28, 2006. Due to the 53rd week in fiscal 2006, third quarter comparable store sales are compared to the 13 week period ended November 4, 2006. On this basis, the company delivered a comparable store sales increase of 2%.

Gross profit for the third quarter increased to $352.9 million, or 47.4% as a percent to sales, down from 49.5% last year. Merchandise margin declined as a result of higher markdowns, partially offset by lower product and transportation costs. Buying, occupancy and warehousing costs increased as a percent to sales. This was driven primarily by rent expense relating to the opening of 60 stores in the second half of the year compared to 32 stores last year.

Third quarter selling, general and administrative expenses of $174.2 million leveraged 110 basis points as a rate to sales to 23.4%. Within SG&A, total compensation, professional fees and supplies leveraged, while advertising increased as a percent to sales. As a rate to sales, essentially all other operating expenses were flat to last year.

Operating income for the quarter decreased to $150.9 million from $152.5 million last year. As a percent to sales, operating income declined to 20.3% compared to 21.9% last year.

Net income decreased 2% to $99.4 million compared to $100.9 million last year. As a percent to sales net income was 13.4% compared to 14.5% last year.

Inventory

Total merchandise inventories at the end of the third quarter were $393.1 million, an increase of $44.4 million compared to last year. Inventory (excluding e-commerce) decreased 3% on a per square foot basis from a year ago. Looking ahead, the company expects the fourth quarter ending inventory to be down in the low single-digits.

Capital Expenditures

Through the end of the third quarter, year-to-date capital expenditures were approximately $190.5 million. For fiscal year 2007, management expects capital expenditures to be approximately $250 million. Of this amount, around one half relates to new and remodeled stores, 20% relates to home office, another 20% relates to distribution centers and the remaining 10% relates to IT initiatives. For fiscal year 2008, management expects capital expenditures to be in the range of $250 to $275 million. This supports a minimum of 10% square footage growth through the opening of approximately 135 new and 50 remodeled stores, primarily relating to AE and aerie. The 2008 capital spend also includes substantial and critical investments in supply chain, store technology and infrastructure to support AEO direct and new concept growth.

Stock Repurchase

During the quarter, the company completed the repurchase of 2.4 million shares of common stock for approximately $58.5 million. Subsequent to the third quarter, the company repurchased an additional 1.0 million shares for $21.5 million. Including the subsequent repurchase, year-to-date, the company has repurchased 9.9 million shares for approximately $264.7 million, leaving 20.1 million shares authorized for repurchase.

Real Estate

In the third quarter, American Eagle opened 14 new AE stores and remodeled 13 locations. Additionally, the company opened 27 new free-standing aerie stores and five new MARTIN + OSA stores. For 2007, the company is on-track to increase square footage by 10%. This includes approximately 30 new and 53 remodeled American Eagle stores, approximately 36 free-standing aerie stores and 14 MARTIN + OSA stores. In fiscal 2008, the company expects to grow square footage by an additional 10%, due primarily to new and remodeled AE stores and new aerie stores.

Dividend Declaration

On November 20th, the company's Board of Directors declared a quarterly cash dividend of $0.10 per share payable on January 11, 2008 to stockholders of record at the close of business on December 28, 2007.

Conference Call Information

At 9:00 a.m. Eastern Time on November 27, 2007, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning November 27, 2007 at 12:00 p.m. Eastern Time through December 11, 2007. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 261121. An audio replay of the conference call will also be available at www.ae.com.

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About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters® and MARTIN + OSATM brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 855 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com®, which offers additional sizes and styles of favorite AE® merchandise and ships to more than forty countries around the world. The American Eagle® brand also includes a Dormwear® collection, aerie$trade;, which is available in 38 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 19 stores. For additional information and updates, visit www.martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter sales and earnings, inventory, real estate, aerie and MARTIN + OSA. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that fourth quarter sales, markdowns and/or earnings expectations may not be achieved, real estate, aerie and MARTIN + OSA growth may not occur as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K for the year ended February 3, 2007 filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	November 3,	February 3,	October 28,
	2007	2007	2006
	(Unaudited)		(Unaudited)

ASSETS
Cash and cash equivalents	$104,877	$59,737	$121,216
Short-term investments	535,905	767,376	636,711
Merchandise inventory	393,068	263,644	348,631
Accounts and note receivable	33,603	26,045	25,762
Prepaid expenses and other	39,468	33,720	34,414
Deferred income taxes	48,935	51,886	46,188
Total current assets	1,155,856	1,202,408	1,212,922
Property and equipment, net	597,948	481,645	440,868
Goodwill, net	11,722	9,950	9,950
Long-term investments	146,244	251,644	146,140
Non-current deffered income taxes	50,401	30,340	22,210
Other assets, net	20,652	15,651	12,292
Total Assets	$1,982,823	$1,991,638	$1,844,382

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$207,481	$171,150	$213,049
Accrued compensation and payroll taxes	35,003	58,371	46,716
Accrued rent	58,731	57,543	52,033
Accrued income and other taxes	41,324	91,934	32,261
Unredeemed gift cards and gift certificates	30,355	54,554	25,672
Current portion of deferred lease credits	12,861	12,803	10,408
Other current liabilities	17,357	18,263	18,987
Total current liabilities	403,112	464,618	399,126
Deferred lease credits	68,393	65,114	65,174
Non-current accrued income taxes	52,256	-	-
Other non-current liabilities	44,138	44,594	47,295
Total non-current liabilities	164,787	109,708	112,469
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,481	2,461	2,453
Contributed capital	486,576	453,418	433,524
Accumulated other comprehensive income	42,037	21,714	26,025
Retained earnings	1,482,907	1,302,345	1,171,184
Treasury Stock	(599,077)	(362,626)	(300,399)
Total stockholders' equity	1,414,924	1,417,312	1,332,787
Total Liabilities and Stockholders' Equity	$1,982,823	$1,991,638	$1,844,382

Current Ratio	2.87	2.59	3.04

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended
	November 3,	% of	October 28,	% of
	2007	Sales	2006	Sales

Net sales	$744,443	100.0%	$696,290	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	391,526	52.6%	351,966	50.5%
Gross profit	352,917	47.4%	344,324	49.5%
Selling, general and administrative expenses	174,161	23.4%	170,431	24.5%
Depreciation and amortization	27,867	3.7%	21,392	3.1%
Operating income	150,889	20.3%	152,501	21.9%
Other income, net	6,905	0.9%	9,080	1.3%
Income before income taxes	157,794	21.2%	161,581	23.2%
Provision for income taxes	58,368	7.8%	60,636	8.7%
Net income	$99,426	13.4%	$100,945	14.5%

Net income per basic common share	$0.46		$0.45

Net income per diluted common share	$0.45		$0.44

Weighted average common shares
outstanding - basic	214,719		222,797
Weighted average common shares
outstanding - diluted	218,786		228,401

	39 Weeks Ended
	November 3,	% of	October 28,	% of
	2007	Sales	2006	Sales

Net sales	$2,060,018	100.0%	$1,821,044	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	1,092,195	53.0%	947,090	52.0%
Gross profit	967,823	47.0%	873,954	48.0%
Selling, general and administrative expenses	497,536	24.2%	447,872	24.6%
Depreciation and amortization	80,724	3.9%	66,062	3.6%
Operating income	389,563	18.9%	360,020	19.8%
Other income, net	26,972	1.3%	26,144	1.4%
Income before income taxes	416,535	20.2%	386,164	21.2%
Provision for income taxes	156,995	7.6%	148,964	8.2%
Net income	$259,540	12.6%	$237,200	13.0%

Net income per basic common share	$1.19		$1.06

Net income per diluted common share	$1.17		$1.04

Weighted average common shares
outstanding - basic	217,933		222,888
Weighted average common shares
outstanding - diluted	222,312		228,276

Total gross square footage at end of period:	5,618,474		5,064,771

Store count at end of period:	974		883

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300